Exhibit 4.3

INTERIM TRUST AGREEMENT

between

BLUEMONT FUNDING LLC,

as the Seller

and

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

not in its individual capacity but solely

as Eligible Lender Trustee for the

benefit of Bluemont Funding LLC

Dated as of June 12, 2008

i

INTERIM TRUST AGREEMENT

INTERIM TRUST AGREEMENT (the “Agreement”), dated as of June 12, 2008, between Bluemont Funding LLC (“Bluemont Funding”) as the Purchaser and subsequent Seller of certain Loans, and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, not in its individual capacity but solely as Eligible Lender Trustee (the “Bluemont Funding Eligible Lender Trustee”).

WHEREAS, Bluemont Funding is a limited liability company established for the purpose of purchasing Loans from subsidiaries or affiliates of SLM Corporation and selling Loans to, among others, SLM Funding LLC (the “Depositor”) for resale to special purpose trusts established for the purpose of financing the purchase of such Loans;

WHEREAS, on the Closing Date, Bluemont Funding has acquired certain Loans from subsidiaries or affiliates of SLM Corporation, and will subsequently enter into a Purchase Agreement with the Depositor, for the purpose of effecting the sale of such Loans to the Depositor;

WHEREAS, during the Supplemental Purchase Period or the Funding Period, Bluemont Funding may acquire Additional Trust Student Loans from subsidiaries or affiliates of SLM Corporation and subsequently enter into one or more Additional Purchase Agreements with the Depositor, for the purpose of effecting the sale of such Additional Trust Student Loans (collectively, the applicable Initial Trust Student Loans and the applicable Additional Trust Student Loans are referred to herein as the “Interim Trust Loans”);

WHEREAS, pursuant to the terms of the Purchase Agreement with the Depositor, Bluemont Funding may be required, under certain circumstances, to repurchase some of the Interim Trust Loans; and

WHEREAS, the Eligible Lender Trustee is an “eligible lender” within the meaning of Section 435(d) of the Higher Education Act and is willing to hold legal title to the Interim Trust Loans on behalf and for the benefit of Bluemont Funding.

NOW, THEREFORE, Bluemont Funding and the Bluemont Funding Eligible Lender Trustee hereby agree as follows:

ARTICLE I

Definitions and Usage

Except as otherwise specified herein or as the context may otherwise require, capitalized terms used but not otherwise defined herein are defined in Appendix A to the Indenture dated as of June 12, 2008, among the Issuer, the Eligible Lender Trustee on behalf of the Trust and the Indenture Trustee, as may be amended or supplemented from time to time, which also contains rules as to usage that shall be applicable herein.

ARTICLE II

Appointment of Bluemont Funding Eligible Lender Trustee

SECTION 2.1 Appointment of Bluemont Funding Eligible Lender Trustee. Bluemont Funding hereby appoints the Bluemont Funding Eligible Lender Trustee, effective as of the date hereof, as trustee, to have all the rights, powers and duties set forth herein, including, without limitation:

a.	to hold legal title to the Interim Trust Loans on behalf and for the benefit of Bluemont Funding;

b.	to enter into and perform its obligations as the Bluemont Funding Eligible Lender Trustee under this Agreement and the Bluemont Funding Purchase Agreement (including any Additional Purchase Agreements entered into during the Supplemental Purchase Period or the Funding Period); and

c.	to engage in those activities, including entering into agreements, that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith.

SECTION 2.2 Declaration of Trust. The Bluemont Funding Eligible Lender Trustee hereby declares that it will hold the Interim Trust Loans in trust upon and subject to the conditions set forth herein for the use and benefit of Bluemont Funding, subject to the obligations of the Bluemont Funding Eligible Lender Trustee under the Bluemont Funding Purchase Agreement. Effective as of the date hereof, the Bluemont Funding Eligible Lender Trustee shall have all rights, powers and duties set forth herein with respect to accomplishing the purposes of this Agreement.

SECTION 2.3 Title to Interim Trust Loans. Legal title to all of the Interim Trust Loans shall be vested at all times in the Bluemont Funding Eligible Lender Trustee on behalf of and for the benefit of Bluemont Funding.

ARTICLE III

Representations and Warranties of Depositor

Bluemont Funding hereby represents and warrants to the Bluemont Funding Eligible Lender Trustee that:

1.	It is duly organized and validly existing as a Delaware limited liability company in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

2.	It has all necessary power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement has been duly authorized by Bluemont Funding by all necessary action.

3.	This Agreement constitutes a legal, valid and binding obligation of Bluemont Funding enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and similar laws relating to creditors’ rights generally and subject to general principles of equity.

4.	The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the certificate of formation or limited liability company operating agreement, in effect as of the date hereof, of Bluemont Funding, or any indenture, agreement or other instrument to which Bluemont Funding is a party or by which it is bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than as contemplated by the Basic Documents); nor violate any law or any order, rule or regulation applicable to Bluemont Funding of any court or of any Federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Bluemont Funding or its properties.

ARTICLE IV

Authority and Duties of Bluemont Funding Eligible Lender Trustee

SECTION 4.1 General Authority. The Bluemont Funding Eligible Lender Trustee is authorized and directed to execute and deliver the Bluemont Funding Purchase Agreement and this Agreement and each certificate or other document attached as an exhibit to or contemplated by such agreements, in each case, in such form as Bluemont Funding shall approve as evidenced conclusively by the Bluemont Funding Eligible Lender Trustee’s execution thereof. The Bluemont Funding Eligible Lender Trustee is also authorized and directed on behalf and for the benefit of Bluemont Funding to acquire and hold legal title to the Interim Trust Loans and to take all actions required of the Bluemont Funding Eligible Lender Trustee pursuant to the Bluemont Funding Purchase Agreement and this Agreement.

SECTION 4.2 General Duties. It shall be the duty of the Bluemont Funding Eligible Lender Trustee to discharge (or cause to be discharged) all its responsibilities as the Bluemont Funding Eligible Lender Trustee pursuant to the terms of the Bluemont Funding Purchase Agreement and this Agreement.

SECTION 4.3 No Duties Except as Specified in this Agreement. The Bluemont Funding Eligible Lender Trustee shall not have any duty or obligation to manage, make any payment with respect to, register, record, sell, service, dispose of or otherwise deal with the Interim Trust Loans, or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Bluemont Funding Eligible Lender Trustee is a party, except as expressly provided by the terms of the Bluemont Funding Purchase Agreement or this Agreement; and no implied duties or obligations shall be read into this Agreement or the Bluemont Funding Purchase Agreement against the Bluemont Funding Eligible Lender Trustee.

SECTION 4.4 No Action Except Under Specified Documents. The Bluemont Funding Eligible Lender Trustee shall not otherwise deal with the Interim Trust Loans except in accordance with the powers granted to and the authority conferred upon the Bluemont Funding Eligible Lender Trustee pursuant to this Agreement and the Bluemont Funding Purchase Agreement.

SECTION 4.5 Restrictions. The Bluemont Funding Eligible Lender Trustee shall not take any action that is inconsistent with the purposes of the Trust set forth in the Basic Documents.

ARTICLE V

Concerning the Bluemont Funding Eligible Lender Trustee

SECTION 5.1 Acceptance of Trust and Duties. The Bluemont Funding Eligible Lender Trustee accepts the trust hereby created and agrees to perform its duties hereunder with respect to such trust but only upon the terms of this Agreement. The Bluemont Funding Eligible Lender Trustee shall not be answerable or accountable hereunder or under the Bluemont Funding Purchase Agreement under any circumstances, except (i) for its own willful misconduct or negligence or (ii) in the case of the inaccuracy of any representation or warranty contained in Section 5.2 below expressly made by the Bluemont Funding Eligible Lender Trustee. In particular, but not by way of limitation (and subject to the exceptions set forth in the preceding sentence):

1.	The Bluemont Funding Eligible Lender Trustee shall not be liable for any error of judgment made by a responsible officer of the Bluemont Funding Eligible Lender Trustee.

2.	No provision of this Agreement or the Bluemont Funding Purchase Agreement shall require the Bluemont Funding Eligible Lender Trustee to expend or risk funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder or under the Bluemont Funding Purchase Agreement, if the Bluemont Funding Eligible Lender Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it.

3.	The Bluemont Funding Eligible Lender Trustee shall not be responsible for or in respect of the validity or sufficiency of this Agreement or for the due execution hereof by Bluemont Funding or for the form, character, genuineness, sufficiency, value or validity of any of the Interim Trust Loans or for or in respect of the validity or sufficiency of the Bluemont Funding Purchase Agreement.

4.	In no event shall the Bluemont Funding Interim Eligible Lender Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever irrespective of whether the Bluemont Funding Interim Eligible Lender Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 5.2 Representations and Warranties. The Bluemont Funding Eligible Lender Trustee hereby represents and warrants to Bluemont Funding that:

1.	It is duly organized and validly existing in good standing under the laws of its governing jurisdiction and has an office located within the State of Florida, at which it will act as trustee for the Trust. It has all requisite power and authority to execute, deliver and perform its obligations under the Bluemont Funding Purchase Agreement and this Agreement.

2.	It has taken all action necessary to authorize the execution and delivery by it of the Bluemont Funding Purchase Agreement and this Agreement, and the Bluemont Funding Purchase Agreement and this Agreement have been executed and delivered by one of its officers who is duly authorized to execute and deliver the same on its behalf.

3.	Neither the execution nor the delivery by it of the Bluemont Funding Purchase Agreement or this Agreement, nor the consummation by it of the transactions contemplated thereby or hereby nor compliance by it with any of the terms or provisions thereof or hereof will contravene any Federal or Delaware state law, governmental rule or regulation governing the banking or trust powers of the Bluemont Funding Eligible Lender Trustee or any judgment or order binding on it, or constitute any default under its charter documents or by-laws or any indenture, mortgage, contract, agreement or instrument to which it is a party or by which any of its properties may be bound.

4.	It is and will maintain its status as an “eligible lender” (as such term is defined in Section 435(d) of the Higher Education Act) for purposes of holding legal title to the Interim Trust Loans as contemplated by this Agreement and the Bluemont Funding Purchase Agreement.

SECTION 5.3 Not Acting in Individual Capacity. Except as provided in this Article V, in accepting the trust hereby created, The Bank of New York Trust Company, N.A. acts solely as Bluemont Funding Eligible Lender Trustee hereunder and not in its individual capacity.

SECTION 5.4 Bluemont Funding Eligible Lender Trustee Not Liable for the Interim Trust Loans. The Bluemont Funding Eligible Lender Trustee makes no representations as to the validity or sufficiency of this Agreement or the Bluemont Funding Purchase Agreement, or of any Interim Trust Loan or related documents. The Bluemont Funding Eligible Lender Trustee shall at no time have any responsibility for or with respect to the sufficiency of the Interim Trust Loans; the validity or completeness of the assignment to the Bluemont Funding Eligible Lender Trustee of legal title to any Interim Trust Loan on behalf and for the benefit of Bluemont Funding; the performance or enforcement (except as expressly set forth in the Bluemont Funding Purchase Agreement) of any Interim Trust Loan; the compliance by Bluemont Funding or the Servicer with any warranty or representation made under any Basic Document or in any related document or the accuracy of any such warranty or representation or any action or inaction of the Administrator, the Indenture Trustee or the Servicer or any subservicer taken in the name of the Bluemont Funding Eligible Lender Trustee.

ARTICLE VI

Compensation and Indemnity of Bluemont Funding Eligible Lender Trustee

(a) The Bluemont Funding Eligible Lender Trustee shall receive as compensation for its services hereunder such fees as have been separately agreed upon before the date hereof between Bluemont Funding and the Bluemont Funding Eligible Lender Trustee, and the Bluemont Funding Eligible Lender Trustee shall be entitled to be reimbursed by Bluemont Funding, to the extent provided in such separate agreement, for its other reasonable expenses hereunder.

(b) The Depositor shall cause the Administrator to indemnify the Interim Eligible Lender Trustee in its individual capacity and any of its officers, directors, employees and agents as and to the extent provided for in Section 4.2 of the Administration Agreement.

ARTICLE VII

Termination of Interim Trust Agreement

This Agreement (other than Article VI) and the trust created hereby shall terminate and be of no further force or effect upon the earlier of (i) the termination of the Trust pursuant to Section 9.1 of the Trust Agreement and (ii) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James’s, living on the date hereof.

ARTICLE VIII

Successor Bluemont Funding Eligible Lender Trustees

SECTION 8.1 Eligibility Requirements for Bluemont Funding Eligible Lender Trustee. The Bluemont Funding Eligible Lender Trustee shall at all times be a corporation or banking association (i) qualifying as an “eligible lender” as such term is defined in Section 435(d) of the Higher Education Act for purposes of holding legal title to the Interim Trust Loans on behalf and for the benefit of Bluemont Funding, with a valid lender identification number with respect to the Interim Trust Loans from the Department; and (ii) being authorized to exercise corporate trust powers and hold legal title to the Interim Trust Loans. In case at any time the Bluemont Funding Eligible Lender Trustee shall cease to be eligible in accordance with the provisions of this Section, the Bluemont Funding Eligible Lender Trustee shall resign immediately in the manner and with the effect specified in Section 8.2.

SECTION 8.2 Resignation or Removal of Bluemont Funding Eligible Lender Trustee. The Bluemont Funding Eligible Lender Trustee may at any time resign and be discharged from the trust hereby created by giving written notice thereof to Bluemont Funding. Upon receiving such notice of resignation, Bluemont Funding shall promptly appoint a successor Bluemont Funding Eligible Lender Trustee meeting the eligibility requirements of Section 8.1 by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Bluemont Funding Eligible Lender Trustee and one copy to the successor Bluemont Funding Eligible Lender Trustee. If no successor Bluemont Funding Eligible Lender Trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Bluemont Funding Eligible Lender Trustee may petition any court of competent jurisdiction for the appointment of a successor Bluemont Funding Eligible Lender Trustee; provided, however, that such right to appoint or to petition for the appointment of any such successor shall in no event relieve the resigning Bluemont Funding Eligible Lender Trustee from any obligations otherwise imposed on it under this Agreement or the Bluemont Funding Purchase Agreement until such successor has in fact assumed such appointment.

If at any time the Bluemont Funding Eligible Lender Trustee shall cease to be or shall be likely to cease to be eligible in accordance with the provisions of Section 8.1 and shall fail to resign after written request therefor by Bluemont Funding, then Bluemont Funding may remove the Bluemont Funding Eligible Lender Trustee. If Bluemont Funding shall remove the Bluemont Funding Eligible Lender Trustee under the authority of the immediately preceding sentence, Bluemont Funding shall promptly appoint a successor Bluemont Funding Eligible Lender Trustee by written instrument, in duplicate, one copy of which instrument shall be delivered to the outgoing Bluemont Funding Eligible Lender Trustee so removed and one copy to the successor Bluemont Funding Eligible Lender Trustee together with payment of all fees owed to the outgoing Bluemont Funding Eligible Lender Trustee.

Any resignation or removal of the Bluemont Funding Eligible Lender Trustee and appointment of a successor Bluemont Funding Eligible Lender Trustee pursuant to any of the provisions of this Section shall not become effective until acceptance of appointment by the successor Bluemont Funding Eligible Lender Trustee pursuant to Section 8.3 and payment of all fees and expenses owed to the outgoing Bluemont Funding Eligible Lender Trustee.

SECTION 8.3 Successor Bluemont Funding Eligible Lender Trustee. Any successor Bluemont Funding Eligible Lender Trustee appointed pursuant to Section 8.2 shall execute, acknowledge and deliver to Bluemont Funding and to its predecessor Bluemont Funding Eligible Lender Trustee an instrument accepting such appointment under this Agreement, and thereupon the resignation or removal of the predecessor Bluemont Funding Eligible Lender Trustee shall become effective and such successor Bluemont Funding Eligible Lender Trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with like effect as if originally named as Bluemont Funding Eligible Lender Trustee. The predecessor Bluemont Funding Eligible Lender Trustee shall upon payment of its fees and expenses deliver to the successor Bluemont Funding Eligible Lender Trustee all documents, statements, moneys and properties held by it under this Agreement and shall assign, if permissible, to the successor Bluemont Funding Eligible Lender Trustee any lender identification number obtained from the Department with respect to the Interim Trust Loans; and Bluemont Funding and the predecessor Bluemont Funding Eligible Lender Trustee, at the sole cost and expense of the Depositor, shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor Bluemont Funding Eligible Lender Trustee all such rights, powers, duties and obligations.

No successor Bluemont Funding Eligible Lender Trustee shall accept such appointment as provided in this Section unless at the time of such acceptance such successor Bluemont Funding Eligible Lender Trustee shall be eligible pursuant to Section 8.1.

SECTION 8.4 Merger or Consolidation of Bluemont Funding Eligible Lender Trustee. Any corporation into which the Bluemont Funding Eligible Lender Trustee may be merged or converted or with which it may be consolidated, or any corporation or banking association resulting from any merger, conversion or consolidation to which the Bluemont Funding Eligible Lender Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Bluemont Funding Eligible Lender Trustee, shall, without the execution or filing of any instrument or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, be the successor of the Bluemont Funding Eligible Lender Trustee hereunder; provided that such corporation or banking association shall be eligible pursuant to Section 8.1.

ARTICLE IX

Miscellaneous

SECTION 9.1 Supplements and Amendments. This Agreement may be amended by Bluemont Funding and the Bluemont Funding Eligible Lender Trustee, with prior written notice to the Rating Agencies, without the consent of any of the Noteholders or any Excess Distribution Certificateholder, to cure any ambiguity, to correct or supplement any provisions in this Agreement or for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions in this Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Noteholder or the Excess Distribution Certificateholder.

This Agreement may also be amended from time to time by Bluemont Funding and the Bluemont Funding Eligible Lender Trustee, with prior written notice to the Rating Agencies and with the consent of the Noteholders evidencing not less than a majority of the Outstanding Amount of the Notes, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement; provided, however, that no such amendment shall reduce the aforesaid percentage of the Outstanding Amount of the Notes required to consent to any such amendment, without the consent of all the outstanding Noteholders.

Promptly after the execution of any such amendment or consent, the Bluemont Funding Eligible Lender Trustee shall furnish written notification of the substance of such amendment or consent to the Indenture Trustee and each of the Rating Agencies.

It shall not be necessary for the consent of the Noteholders or the Excess Distribution Certificateholder pursuant to this Section to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof shall be subject to such reasonable requirements as the Bluemont Funding Eligible Lender Trustee may prescribe.

Prior to the execution of any amendment to this Agreement, the Bluemont Funding Eligible Lender Trustee shall be entitled to receive and rely upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The Bluemont Funding Eligible Lender Trustee may, but shall not be obligated to, enter into any such amendment which affects the Bluemont Funding Eligible Lender Trustee’s own rights, duties or immunities under this Agreement or otherwise.

SECTION 9.2 Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices shall be in writing and shall be deemed given upon receipt by the intended recipient or three Business Days after mailing if mailed by certified mail, postage prepaid (except that notice to the Bluemont Funding Eligible Lender Trustee shall be deemed given only upon actual receipt by the Bluemont Funding Eligible Lender Trustee), if to the Bluemont Funding Eligible Lender Trustee, addressed to its Corporate Trust Office; if to

Bluemont Funding, addressed to Bluemont Funding LLC, 12061 Bluemont Way, V3419, Reston, Virginia 20190, or, as to each party, at such other address as shall be designated by such party in a written notice to each other party.

SECTION 9.3 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.4 Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 9.5 Successors and Assigns. All covenants and agreements contained herein shall be binding upon and to the benefit of, Bluemont Funding and its successors and the Bluemont Funding Eligible Lender Trustee and its successors, all as herein provided.

SECTION 9.6 Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

SECTION 9.8 Force Majeure. In no event shall the Bluemont Funding Eligible Lender Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God; it being understood that the Bluemont Funding Eligible Lender Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 9.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Interim Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

THE BANK OF NEW YORK TRUST COMPANY, N.A., not in its individual capacity but solely as Eligible Lender Trustee for the benefit of Bluemont Funding LLC

By:	/S/ MICHAEL G. RUPPEL
Name:	Michael G. Ruppel
Title:	Vice President

BLUEMONT FUNDING LLC, in its capacity as Purchaser and Seller

By:	/S/ MARK L. HELEEN
Name:	Mark L. Heleen
Title:	Vice President